Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901
Telephone: (203) 975-7110
Fax: (203) 975-7902
Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES NEW SENIOR SECURED NOTES OFFERING

STAMFORD, CT, February 3, 2021 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it plans to offer $500 million aggregate principal amount of new senior secured notes maturing in 2026, subject to favorable market conditions. The notes will be guaranteed on a senior secured basis by the U.S. subsidiaries of Silgan that guarantee obligations under Silgan’s senior secured credit facility. Silgan plans to use the net proceeds from this notes offering to prepay a portion of its outstanding term loans under its senior secured credit facility.

The notes being offered by Silgan will not be registered under the Securities Act of 1933, as amended, or the Securities Act, or under any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SILGAN HOLDINGS

February 3, 2021

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of dispensing systems and metal and plastic closures for food, beverage, health care, garden, home, personal care and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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